CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-268584 on Form N-2 of our report dated December 21, 2022, relating to the financial statements and financial highlights of KKR Income Opportunities Fund (the “Fund”) appearing in the Fund’s Annual Report on Form N-CSR for the year ended October 31, 2022, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the use of our report dated December 21, 2022, relating to information set forth under the heading “Senior Securities”, appearing in the Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

January 9, 2023